EXHIBIT 99.3



                           1998 Second Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the 1998 Second Quarter Report for Atlanta Marriott Marquis II Limited Partnership. A discussion of the Partnership's performance and hotel operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. As always, we encourage you to read this report in its entirety. If you have any questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Host Marriott Corporation's Conversion to a Real Estate Investment Trust

As previously reported, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced on April 17, 1998 that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating Partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Atlanta Marriott Marquis II Limited Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current Partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, the Operating Partnership filed a Registration Statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission (the "SEC") on June 2, 1998. Limited partners will be able to vote on this Partnership's participation in the merger later this year through a consent solicitation.

In order to assist you with your financial planning, we are providing you with the preliminary valuation information on your Partnership units as disclosed in the Form S-4. The estimated exchange value is $45,425 per Partnership unit (the "Estimated Exchange Value"). The Estimated Exchange Value is subject to adjustment to reflect various closing and other adjustments and the final valuation information will be set forth in the final Form S-4 you will receive later this year through a consent solicitation.

The Estimated Exchange Value is being provided to you at this time for information purposes only. We have not attempted to provide you with all of the detail relating to the methodologies, variables, assumptions and estimates used in determining the Estimated Exchange Value. The final valuation likely will differ from the Estimated Exchange Value set forth above and such difference may be material. The consent solicitation that will be mailed to you to solicit your approval of a merger of the Partnership will contain the final valuation for a Partnership unit as well as a discussion of the methodologies, variables, assumptions and estimates used.

The solicitation period is expected to commence in late September 1998, and the merger, if approved, would close by the end of the year (although there is no assurance that this will be the case). Please notify the General Partner in writing of any address changes in order to facilitate the prompt delivery of the consent solicitation documents to you.

Second Market Activity

Limited partners should be aware that the Partnership agreement contains certain restrictions on the assignment of partnership interests. Among these restrictions is a prohibition on sales of additional Partnership interests in any calendar year if such additional transfers would result in the Partnership not being able to qualify for at least one of the "safe harbors" which govern the circumstances under which a limited partnership will cease to be treated as a partnership and will instead be treated as a corporation for tax purposes. The Partnership has reached the "safe harbor" limit for the 1998 calendar year. Therefore, the General Partner will not accept any further transfers due to sales.

We will, however, continue to accept transfers between related parties. Please contact our transfer agent, Trust Company of America/Gemisys at 1-800-797-6812 for the necessary documents. Please note that the General Partner does not charge a fee in connection with any kind of transfer of Partnership units.

Partnership Financing and Investor Returns

As previously reported, the mortgage debt was successfully refinanced on February 2, 1998 with a third party lender. The Partnership's debt now consists of a $164 million mortgage loan which bears interest at a fixed rate of 7.4% for a 12-year term. The mortgage loan requires payments of principal and interest based upon a 25-year amortization schedule.

In conjunction with the Merger, on December 31, 1997, the General Partner made an initial capital contribution of $6 million to the Partnership. On January 30, 1998, the General Partner contributed an additional $69 million. In return for such additional capital contributions, the General Partner surrendered its then existing Class B interest on distributions and received a new Class B limited partnership interest in the Partnership entitling the General Partner to a 13.5% cumulative, compounding annual preferred return and priority return of such capital.

In February 1998, the Partnership distributed funds to the Class A limited partners of $5,000 per new unit. This distribution represented the excess of the Partnership's reserve after payment of a majority of the transaction costs related to the mortgage debt refinancing.